News Release

Firsthand Technology Value Fund to Hold Virtual-Only 2020

Annual Meeting of Stockholders

San Jose, CA, June 23, 2020 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund, today announced that its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will be held in a virtual-only format due to continued public health concerns related to coronavirus / COVID-19, and to support the health and well-being of our stockholders and other meeting participants. As previously announced, the Annual Meeting will be held on July 2, 2020 at 2:00 p.m., Pacific Time. Stockholders will not be able to attend the Annual Meeting in person.

As described in the Fund’s proxy materials previously distributed for the Annual Meeting, stockholders as of the close of business on March 13, 2020 are entitled to attend and vote at the Annual Meeting. To attend the Annual Meeting, you will need to go to www.meetingcenter.io/274340825 and log on using the 14-digit control number from your proxy card or meeting notice. The control number can be found in the shaded box. The password for the meeting is SVVC2020.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually. To register to attend the Annual Meeting, you must submit proof of your “legal proxy” reflecting your Firsthand Technology Value Fund holdings, along with your name and email address, to Computershare Fund Services (“Computershare”). You must contact the bank or broker who holds your shares to obtain your legal proxy. Obtaining a “legal proxy” may take several days and stockholders are advised to register as far in advance as possible. Requests for registration must be labeled as “Legal Proxy” and received no later than 5:00 p.m., Eastern Time, three business days prior to the meeting date. You will receive a confirmation email from Computershare of your registration. Requests for registration should be directed to Computershare by emailing an image of your legal proxy to shareholdermeetings@computershare.com.

News Release

Whether or not you plan to attend the Annual Meeting, Firsthand Technology Value Fund urges you to authorize your proxy to vote in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card or voting instruction form included in any hard copies of the proxy materials will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com